Exhibit 10.4

WARRANT TERMINATION AGREEMENT

THIS WARRANT TERMINATION AGREEMENT (this “Agreement”) is made as of this 22nd day of September, 2023, by and between GlassBridge Enterprises, Inc., a Delaware corporation (the “Company”), and Gazellek Holdings I, LLC (“GHI”).

WHEREAS, on August 2, 2021, the Company issued to GHI a warrant to purchase 5.2% of the shares of the Company’s common stock, par value $0.01 per share, on a fully diluted basis;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1. Termination of the Warrant. As of the date hereof, the warrant, dated August 2, 2021, issued to GHI to purchase 5.2% of the shares of the Company’s common stock, par value $0.01 per share, on a fully diluted basis (the “Warrant”), is hereby canceled and terminated and is null and void and of no further effect. The parties hereto agree that no provision of the Warrant shall survive termination and no party hereto shall hereafter have any liabilities, rights, duties or obligations to the other party under or in connection with such Warrant.

2. Right to Enforce. The parties hereto shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the parties hereto may have for a breach of this Agreement.

3. Governing Law; Consent to Jurisdiction. All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

4. Binding Effect; Inurement. GHI agrees that this Agreement shall be binding on it and its successors and assigns.

5. Counterparts. This Agreement may be executed in two counterparts, which taken together shall constitute one instrument. Signed facsimile counterparts to this Agreement or signed counterparts delivered in .pdf or other electronic format shall be acceptable and binding and treated in all respects as having the same effect as an original signature.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 22nd day of September, 2023.

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer

GAZELLEK HOLDINGS I, LLC

By:	/s/ Josh Koplewicz
Name:	Josh Koplewicz
Title:	Authorized Signatory

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